Exhibit 99.1

Investor Contact:	David Armstrong
Phone:	(812) 962-5059

Media Contact:	Eva Schmitz
Phone:	(812) 962-5011

Accuride Corporation Receives Non-Compliance Notice from the NYSE

Stock Continues Trading Under Symbol ACW

Evansville, Ind. – October 30, 2008 – Today, Accuride Corporation (NYSE:  ACW) announced that on October 24, 2008, the Company was notified by NYSE Regulation Inc. (NYSER) that the Company is not in compliance with the New York Stock Exchange (NYSE) continued listing standard requiring the Company’s common stock to maintain an average closing price of not less than $1.00 per share over a consecutive 30 trading-day period.  The NYSE requires notification from the Company within 10 business days of the date of the NYSER notice of the Company’s intent to cure the noncompliance or it will be subject to suspension and delisting procedures.

Under the NYSE’s rules, the Company has six months from the date of the NYSER notice to cure this deficiency before the NYSE will initiate suspension and delisting procedures.  During this period, the Company’s common stock will remain listed on the NYSE, subject to the NYSE’s normal on-going reassessment and to compliance with other applicable NYSE continued listing requirements, including the minimum global market capitalization standard, which requires the Company to maintain an average global market capitalization of at least $25 million over a consecutive 30 trading-day period.  The Company’s common stock remains listed on the NYSE exchange under the symbol “ACW”.

Accuride is exploring alternatives for curing this deficiency and restoring compliance with the continued listing standards.  The Company noted that the NYSE notification will not affect the Company’s business operations and does not change its SEC reporting requirements.

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The Company will continue to monitor its compliance with the $25 million global market capitalization standard, but may not be able to maintain this market capitalization level.  Any failure to comply with this standard would result in the NYSE promptly initiating suspension and delisting procedures without any cure period.  Depending on the upcoming closing prices of the Company’s common stock, noncompliance with this standard would occur within the next two weeks unless the consecutive 30 trading-day average price of the Company’s common stock is at least $0.70 per share.  If delisted, the Company expects its common stock will be traded through normal brokerage channels over-the-counter.  A move to another exchange would not affect the Company’s business operations and would not change its SEC reporting requirements.

Accuride Corporation is one of the largest and most diversified manufacturers and suppliers of commercial vehicle components in North America.  Accuride’s products include commercial vehicle wheels, wheel-end components and assemblies, truck body and chassis parts, seating assemblies and other commercial vehicle components.  Accuride’s products are marketed under its brand names, which include Accuride, Gunite, Imperial, Bostrom, Fabco and Brillion.  For more information, visit Accuride’s website at http://www.accuridecorp.com.

Forward-looking statements

Statements contained in this news release that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s expectations, hopes, beliefs and intentions on strategies regarding Accuride’s future results.  It is important to note that the Company’s actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including but not limited to, market demand in the commercial vehicle industry, general economic, business and financing conditions, labor relations, governmental action, competitor pricing activity, expense volatility and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.